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                                                                     Exhibit 12

Newmont Mining Corporation
Computation of Ratio of Earnings to Fixed Charges
(Amounts in thousands except ratio)
(Unaudited)

                                                                                 For the Year Ended December 31,
                                                               --------------------------------------------------------------------
                                                                  2000          1999         1998            1997           1996
                                                                  ----          ----         ----            ----           ----
Earnings:
   Income (loss) before income taxes and cumulative effect     $  10,694     $ 49,868       $(532,172)       $ 60,477      $ 82,652
   of changes in accounting principles
   Adjustments:
     Net interest expense (1)                                     79,615       62,554          78,823          77,067        58,619
     Amortization of capitalized interest                          8,793        4,886           4,435           3,221         2,359
     Portion of rental expense representative of interest          2,330        2,059           3,373           2,714         3,428
     Undistributed income (loss) of affiliate                     (9,923)     (10,675)         (9,164)              -       (18,359)
     Minority interest of majority owned subs                     93,345       72,470          70,286          71,438         6,584
                                                                --------     --------       ---------        --------      --------
                                                                $184,854     $181,162       $(384,419)       $214,917      $135,283
                                                                ========     ========       =========        ========      ========

Fixed Charges:
   Net interest expense (1)                                     $ 79,616     $ 62,554       $  78,823        $ 77,067      $ 58,619
   Capitalized interest                                            5,534       23,345          13,720          15,604        16,571
   Portion of rental expense representative of interest            1,627        2,059           3,373           2,714         3,428
                                                                --------     --------       ---------        --------      --------
                                                                $ 86,777     $ 87,958       $  95,916        $ 95,385      $ 78,618
                                                                ========     ========       =========        ========      ========


Ratio of earnings to fixed charges                                   2.1          2.1            (4.0)            2.3           1.7

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(1)  Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.